This prospectus supplement relates to an effective registration statement, but the information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165689

Subject to completion, dated January     , 2011

Prospectus supplement

(To prospectus dated March 25, 2010)

$1,700,000,000

Fifth Third Bancorp

Common shares

We are offering                      of our common shares, without par value. Our common shares are listed on the NASDAQ Global Select Market under the symbol “FITB.” On January 18, 2011, the last reported sale price of our common shares on the NASDAQ Global Select Market was $14.86 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to us before expenses	$	$

We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase from us directly up to              additional common shares at the public offering price less the underwriting discounts and commissions, solely to cover over-allotments. If such option is exercised, we may elect, in our sole discretion, that all or any portion of such additional common shares be sold to the underwriters by J.P. Morgan Securities LLC, as agent for an affiliate of the forward purchaser (as defined below) (the “forward seller”), in which case, subject to certain exceptions described herein, we will enter into a forward sale agreement with JPMorgan Chase Bank, National Association (the “forward purchaser”) in respect of such additional common shares. Unless the context requires otherwise, the term “forward sale agreement” as used in this prospectus supplement means any forward sale agreement that we elect to enter into in connection with the exercise by the underwriters of their over-allotment option from time to time.

In the event that we elect that any additional shares be sold by the forward seller to the underwriters, then, subject to certain exceptions described herein, we will not initially receive any proceeds from the sale of such additional shares by the forward seller. See “Underwriting—Forward sale agreement” for a description of the forward sale agreement.

Investing in our common shares involves a high degree of risk. See “Risk factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Our common shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the shares through the book-entry facilities of The Depositary Trust Company on or about                     , 2011.

J.P. Morgan

Sole Structuring Coordinator and Joint Book Runner

Deutsche Bank Securities	Credit Suisse	Goldman, Sachs & Co.

Joint Book Runners

The date of this prospectus supplement is January     , 2011

Prospectus supplement

S-i

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third Bancorp,” “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

Where you can find more information

Fifth Third files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Shares of Fifth Third’s common stock are traded on the NASDAQ Global Select Market tier of the NASDAQ Stock Market under the symbol “FITB”. Documents filed by Fifth Third with the SEC also may be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into the prospectus and this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus and this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in the prospectus, this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in the prospectus and this prospectus supplement and information incorporated by reference into the prospectus and this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2010;

•

Current Reports on Form 8-K filed on December 18, 2009, as amended January 19, 2010, and on February 12, April 13, April 22 (solely with respect to the Current Report filed on that date disclosing item 5.02 and item 5.07), May 28, June 21, July 1, July 28, and November 26, 2010, and on January     , 2011; and

•	Proxy Statement on Schedule 14A dated March 10, 2010.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, Chief Administrative Officer and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(800) 972-3030

S-iii

Forward-looking statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2010. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10); competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”); (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on

S-iv

Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where you can find more information.”

S-v

Summary

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in shares of our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, which are described under “Where you can find more information.”

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At December 31, 2010, Fifth Third operated 15 affiliates with 1,312 full-service Banking Centers including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,445 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC (“Fifth Third Processing Solutions”).

At December 31, 2010, Fifth Third had consolidated total assets of $111 billion and had $266 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where you can find more information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

Recent developments

Fourth quarter and year-end financial results

On January             , 2011, Fifth Third announced its results of operations for the quarter ended December 31, 2010, and the year ended December 31, 2010, which results are highlighted in this section. For a discussion of Fifth Third’s full results for such quarter and year-end, please refer to our Current Report on Form 8-K filed with the SEC on January , 2011, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus supplement.

Fifth Third’s full year 2010 net income was $753 million compared with net income of $737 million in 2009. 2010 net income available to common shareholders was $503 million or $0.63 per diluted share compared with 2009 net income of $511 million or $0.67 per diluted share. 2009 earnings benefited from a $1.1 billion after-tax gain on the sale of an interest in Fifth Third Processing Solutions.

Fourth quarter 2010 net income was $333 million, compared with net income of $238 million in the third quarter and a net loss of $98 million in the fourth quarter of 2009. After preferred dividends, fourth quarter 2010 net income available to common shareholders was $270 million or

$0.33 per diluted share, compared with third quarter net income of $175 million or $0.22 per diluted share, and a net loss of $160 million or $0.20 per diluted share in the fourth quarter of 2009.

Fourth quarter 2010 results included a $17 million charge related to the early extinguishment of $1.0 billion in FHLB borrowings and $21 million of investment portfolio securities gains. Third quarter 2010 net income included a pre-tax benefit, net of expenses, of $127 million from the settlement of litigation related to a bank-owned life insurance policy. Third quarter results also included the effect of actions taken to reduce credit risk. During the quarter, $228 million of residential mortgage loans, largely nonperforming, were sold for $105 million, generating $123 million of additional net charge-offs. Additionally, $961 million of commercial loans were transferred to held-for-sale, a majority of which were nonperforming, generating $387 million of additional net charge-offs to mark the loans to estimated sales price. These actions resulted in total net charge-offs of $510 million and a reduction in Fifth Third’s allowance for loan and lease losses of approximately $337 million. Fourth quarter 2009 results included the benefit of a $20 million pre-tax mark-to-market adjustment on warrants related to the processing business sale, recorded in other noninterest income, and a $22 million pre-tax litigation reserve accrual recorded in other noninterest expense for litigation associated with bank card association membership.

Repurchase of outstanding TARP preferred stock

On December 31, 2008, we issued 136,320 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series F (“Series F Preferred Stock”) to the U.S. Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement dated December 31, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto for an aggregate purchase price of approximately $3.4 billion pursuant to the Treasury’s Capital Purchase Program (“CPP”) as part of its Troubled Asset Relief Program (“TARP”). In connection with purchasing the Series F Preferred Stock, the Treasury also received warrants to purchase 43,617,747 shares of our common stock at an initial per share exercise price of $11.72, subject to adjustment, which expires ten years from the issuance date, and we agreed to provide the Treasury with registration rights covering the warrants and the underlying shares of common stock.

As announced on January                     , 2011, subject to approval by the Treasury, we intend to redeem all 136,320 shares of our Series F Preferred Stock issued to the Treasury. We will use the net proceeds from this offering together with the proceeds described below under “—Proposed senior notes offering” and other funds for the redemption of the Series F Preferred Stock. In connection with the redemption of the Series F Preferred Stock if and as approved by the Treasury, we have agreed to undertake the common stock offering. If the repurchase of the Series F Preferred Stock is completed, we may seek at a future date to repurchase the common stock warrants issued to the Treasury in connection with the Series F Preferred Stock issuance.

In the period in which we repurchase the Series F Preferred Stock, we will accelerate the accretion of the issuance discount on the Series F Preferred Stock and record a corresponding reduction in retained earnings, resulting in a one-time, noncash reduction in the calculation of diluted earnings per common share (i.e., a reduction in net income available to common stockholders in an amount equal to the issuance discount accelerated). The issuance discount is due to the carrying value of the Series F Preferred Stock being at a discount to its liquidation value as a result of the initial recognition of Series F Preferred Stock and the related warrants based on their relative fair values at issuance. As of                         , 2011, the amount of the issuance discount on the Series F Preferred Stock was $            .

Proposed senior notes offering

Subject to market conditions, we intend to promptly commence an offering of senior notes (“Senior Notes Offering”) to fund, in part, our proposed redemption of the Series F Preferred Stock. There can be no assurance that the proposed Senior Notes Offering will be completed and the Series F Preferred Stock redeemed. The completion of this offering is not conditioned upon the completion of the proposed Senior Notes Offering. This prospectus is not an offer to sell debt; any offer to sell debt will be made only by a separate prospectus.

The offering

The following summary of the offering contains basic information about the offering and shares of our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of shares of our common stock, please refer to the section of this prospectus supplement entitled “Description of Fifth Third capital stock.”

Issuer	Fifth Third Bancorp, an Ohio corporation.

Shares of common stock offered	shares of our common stock, no par value per share.

Shares of common stock outstanding after this offering	shares[1]

Over-allotment option	shares. If the over-allotment option is exercised, we may elect, in our sole discretion, that such additional shares of our common stock be sold to the underwriters by J.P. Morgan Securities LLC, as agent for an affiliate of the forward purchaser (as defined below) (the “forward seller”), in which case we will enter into a forward sale agreement with JPMorgan Chase Bank, National Association (the “forward purchaser”) in respect of such additional shares.

Use of proceeds	We expect to receive net proceeds from the offering of shares of our common stock of approximately $ (assuming no exercise of the underwriters’ over-allotment option), after estimated expenses and commissions. We intend to notify the Treasury of our intent to repurchase all of the 136,320 shares of our Series F Preferred Stock issued to the Treasury under the CPP established by the Treasury as part of TARP as authorized by the Emergency Economic Stabilization Act of 2008. If permitted to do so, we expect to fund any such repurchases with the proceeds of this offering together with the proceeds from the proposed Senior Notes Offering and other funds. Alternatively, we may use the net proceeds of this offering for general corporate purposes. See “—Proposed senior notes offering” under “Summary – Recent developments.”

If the underwriters’ over-allotment option is exercised in full, we expect to receive net proceeds from the sale of additional shares of our common stock to the underwriters of approximately $            , after estimated expenses and commissions. However, we may elect, in our sole discretion, that all or any portion of such additional shares be

[1]	The number of shares of common stock outstanding immediately after the closing of this offering is based on 796,272,522 shares of common stock outstanding as of December 31, 2010.

sold by the forward seller to the underwriters, in which case we will enter into a forward sale agreement with the forward purchaser in respect of such additional shares, and we will not initially receive any proceeds from the sale of such additional shares by the forward seller, except in certain circumstances described in this prospectus supplement. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of our common stock upon settlement of any such forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. At an initial forward sale price of $             per share, we would expect to receive net proceeds of approximately $             upon full physical settlement of such forward sale agreements if the underwriters exercise their over-allotment option in full and we elect for the forward seller to sell all additional shares to the underwriters, subject to the price adjustment and other provisions of such forward sale agreements. Unless the federal funds rate increases substantially prior to the settlement of any such forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of any such forward sale agreement. We currently expect to net share settle any such forward sale agreement. In that case, we would expect that the number of additional new shares issued by us, if any, would not be significant. See “Underwriting—Forward sale agreements” for a description of the forward sale agreement. We intend to use any net proceeds that we receive upon sale of any additional shares by us to the underwriters or upon settlement of any forward sale agreement, as the case may be, in the same manner described above.

Risk factors	An investment in shares of our common stock is subject to risks. Please refer to “Risk factors” beginning on page S-7 of this prospectus supplement and in the “Risk factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March, 31, June 30 and September 30, 2010, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ Global Select Market symbol	FITB

Accounting treatment of forward sale agreements	Before any issuance of our common stock upon settlement of any forward sale agreement that we enter into in connection with any exercise by the underwriters of their over-allotment option, such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of such forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to settlement of any forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $             (which is the public offering price of our common stock, less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to decrease on each of certain dates specified in any such forward sale agreement. However, if we decide to physically or net share settle any forward sale agreement, any delivery of our shares by us upon physical or net share settlement of such forward sale agreement will result in dilution to our earnings per share and return on equity.

Conflicts of interest	If the underwriters’ over-allotment option is exercised and we elect, in our sole discretion, that any additional shares of our common stock be sold by the forward seller to the underwriters, then, except in certain circumstances described in this prospectus supplement, all of the proceeds from the sale of such shares (excluding proceeds to us with respect to any such additional shares that we may sell to the underwriters in lieu of the forward seller selling such shares to the underwriters) will be paid to the forward purchaser. As a result, it is possible that an affiliate of J.P. Morgan Securities LLC may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. However, pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Risk factors

In considering whether to invest in shares of our common stock, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in shares of our common stock involves risk. Please see the “Risk Factors” section in Fifth Third’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in Fifth Third’s subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2010, which are incorporated by reference herein, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. Risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the securities.

Risks relating to the offering

Our common stock price is volatile.

The price for shares of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price for shares of our common stock will continue to fluctuate. If the market price for shares of our common stock declines, the per share value of the shares of our common stock that you purchase will decline.

Fifth Third’s stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	actual or anticipated variations in earnings;
•	changes in analysts’ recommendations or projections;
•	Fifth Third’s announcements of developments related to its businesses;
•	operating and stock performance of other companies deemed to be peers;
•	actions by government regulators;
•	new technology used or services offered by traditional and non-traditional competitors; and
•	news reports of trends, concerns and other issues related to the financial services industry.

The price for shares of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price for shares of our common stock, and the current market price of such shares may not be indicative of future market prices.

All of our debt obligations and shares of our preferred stock will have priority over shares of our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Fifth Third, shares of our common stock would rank below all debt claims against Fifth Third and all of our outstanding shares of preferred stock. As a result, holders of shares of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders (including holders of our trust preferred securities) and holders of shares of preferred stock have been satisfied.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends on shares of our common stock in the future.

Holders of shares of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels, alternative investment opportunities in compliance with the CPP, the need to comply with safe and sound banking practices as well as meet regulatory expectations, and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution. In the fourth quarter of 2008, we reduced the dividend to $0.01. Furthermore, the terms of the Series F Preferred Stock issued to the Treasury pursuant to the CPP impose common dividend limitations, as described below. The Treasury or the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) may also promulgate rules or take other actions in the future that further limit our ability to pay dividends.

Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations, as well as the need to meet regulatory expectations, limit the amount of dividends that Fifth Third’s bank and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on our liquidity and ability to declare and pay dividends on shares of our common stock.

There can be no assurance when the Series F Preferred Stock can be redeemed.

Subject to obtaining approval from the Treasury, we intend to repurchase the Series F Preferred Stock issued to the Treasury with the proceeds from this offering together with other funds, including the proceeds from the proposed Senior Notes Offering, as described in “Use of proceeds;” however, there can be no assurance when the Series F Preferred Stock can be repurchased, if at all. Until such time as the Series F Preferred Stock is repurchased, we will remain subject to the terms and conditions of CPP and related documents which, among other things, require us to obtain regulatory approval to pay dividends on our common stock other than regular quarterly cash dividends of not more than $0.15 per share and, with some exceptions, to repurchase shares of our common stock. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation.

We are subject to restrictions on our ability to pay dividends and repurchase stock.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued pursuant to the CPP to the Treasury or the Treasury has transferred the Series F Preferred Stock to a third party, unless we have fully paid all of our dividend obligations under the Series F Preferred Stock, (i) no dividends may be declared or paid on shares of our preferred stock ranking pari passu with the Series F Preferred Stock, junior shares of preferred stock or common stock (other than, in the case of shares of preferred stock ranking pari passu with the Series F Preferred Stock, including our depositary shares representing shares of our 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), dividends on a pro rata basis with the Series F Preferred Stock) and (ii) we may not repurchase or redeem any shares of preferred stock ranking pari passu with the Series F Preferred Stock, junior shares of preferred stock or common stock. Until December 31, 2011, unless our Series F Preferred Stock issued pursuant to the CPP is redeemed in whole or the Treasury has transferred all of our Series F Preferred Stock to third parties, we will need the consent of the Treasury for declaration or payment of any dividend on shares of our common stock other than regular quarterly cash dividends of not more than $0.15 per share.

Additionally, our ability to pay dividends or repurchase stock are subject to regulatory requirements and the need to meet regulatory expectations.

There may be future sales or other dilution of our equity, which may adversely affect the market price for shares of our common stock.

We are generally not restricted from issuing additional shares of common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or preferred stock or any substantially similar securities. The market price for shares of our common stock or preferred stock could decline as a result of sales of shares of common stock or preferred stock or similar securities in the market made after this offering or the perception that such sales could occur.

Each share of our Series G Preferred Stock is convertible at the option of the holder thereof into 2,159.8272 shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series G Preferred Stock will dilute the ownership interest of our existing common shareholders. Any sales in the public market of shares of our common stock issuable upon such conversion or exchange could adversely affect prevailing market prices of the outstanding shares of common stock.

Pursuant to the Treasury’s CPP, on December 31, 2008, the Company issued to the Treasury a ten-year warrant to purchase up to 43,617,747 shares of the Company’s common stock, no par value per share, at an initial exercise price of $11.72 per share. The warrant is immediately exercisable.

The issuance of additional series of preferred stock could adversely affect holders of shares of our common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over our shares of our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue shares of preferred stock in the future that has a preference over shares of our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue shares of preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the market price for shares of our common stock could be adversely affected.

Resales of shares of our common stock in the public market following this offering may cause their market price to fall.

We are issuing                     shares of our common stock in this offering. This issuance of these new shares of common stock could have the effect of depressing the market price for shares of our common stock.

Settlement provisions contained in any forward sale agreement that we may enter into in connection with any exercise of the over-allotment option subject us to certain risks.

If the underwriters’ over-allotment option is exercised and we elect, in our sole discretion, that any additional shares of our common stock be sold by the forward seller to the underwriters, then we will enter into a forward sale agreement with the forward purchaser in respect of such additional shares. Under any such forward sale agreement, the forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

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either (i) in its sole reasonable judgment, it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of our common stock being made available for borrowing by lenders, or (ii) it would incur a stock loan rate in excess of 100 basis points per annum (unless we agree to pay the cost of such stock loan in excess of the stock loan rate of 100 basis points per annum) to borrow shares to hedge its exposure under the forward sale agreement;

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we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of the specified amount, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;

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an event is announced that, if consummated, would result in an extraordinary event (as defined in such forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in such forward sale agreement); or

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certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into such forward sale agreement, our bankruptcy or a change in law (each as more fully described in such forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of such forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. We have the unilateral right to elect physical settlement of the forward sale agreement prior to any insolvency filing relating to us. In the event we fail to elect physical settlement of the forward sale agreement prior to the insolvency filing then, upon certain events of bankruptcy, insolvency, or reorganization relating to us, any such forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to any such forward sale agreement.

Any such forward sale agreement will provide for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement. Although we expect to elect to net share settle any such forward sale agreement entirely on a date or dates specified by us within approximately one month of the date of this prospectus supplement, we may elect to cash settle or fully physically settle all or a portion of our obligations under any such forward sale agreement, and we may elect to effect any settlement of such forward sale agreement at any time within approximately 12 months from the date of this prospectus supplement if we conclude it is in our best interest to do so.

Any such forward sale agreement will be physically settled, unless we elect cash or net share settlement under such forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Subject to the provisions of any such forward sale agreement, delivery of our shares upon physical or net share settlement of any such forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock underlying any such forward sale agreement, we would expect the forward purchaser or one of its affiliates to repurchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy the obligation to return the shares of our common stock borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such repurchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under any such forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such repurchase is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under any such forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. See “Underwriting—Forward sale agreements” for information on the forward sale agreement.

In addition, the purchase of our common stock by the forward purchaser or its affiliate, to unwind their hedge positions in respect of any such forward sale agreement, could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon cash settlement or net share settlement, as the case may be, of any such forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of any such forward sale agreement.

Risks related to economic and market conditions

Weakness in the economy and in the real estate market, including specific weakness within Fifth Third’s geographic footprint, has adversely affected Fifth Third and may continue to adversely affect Fifth Third.

If the strength of the U.S. economy in general and the strength of the local economies in which Fifth Third conducts operations does not improve in a reasonable time frame, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant effect on Fifth Third’s loan portfolio and allowance for loan and lease losses and in the receipt of lower proceeds from the sale of loans and foreclosed properties. A significant portion of Fifth Third’s residential mortgage and commercial real estate loan portfolios are comprised of borrowers in Michigan, Northern Ohio and Florida, which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes, and declines in new home building. These factors could result in higher delinquencies, greater charge-offs and increased losses on the sale of foreclosed real estate in future periods, which would materially adversely affect Fifth Third’s financial condition and results of operations.

Changes in interest rates could affect Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve Board). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if Fifth Third does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect Fifth Third and its shareholders.

Changes and trends in the capital markets may affect Fifth Third’s income and cash flows.

Fifth Third enters into and maintains trading and investment positions in the capital markets on its own behalf and manages investment positions on behalf of its customers. These investment positions include derivative financial instruments. The revenues and profits Fifth Third derives from managing proprietary and customer trading and investment positions are dependent on market prices. If Fifth Third does not correctly anticipate market changes and trends, Fifth Third may experience a decline in investment advisory revenue or investment or trading losses that may materially affect Fifth Third. Losses on behalf of its customers could expose Fifth Third to litigation, credit risks or loss of revenue from those customers. Additionally, substantial losses in Fifth Third’s trading and investment positions could lead to a loss with respect to those investments and may adversely affect cash flows and funding costs.

The removal or reduction in stimulus activities sponsored by the Federal Government and its agents may have a negative impact on Fifth Third’s results and operations.

The Federal Government has intervened in an unprecedented manner to stimulate economic growth. Some of these activities have included the following:

•	target fed funds rates which have remained close to zero percent;

•	mortgage rates that have remained at historical lows in part due to the Federal Reserve Bank of New York’s $1.25 trillion mortgage-backed securities purchase program;

•	bank funding that has remained stable through an increase in FDIC deposit insurance to a covered limit of $250,000 per depositor from the previous coverage limit of $100,000; and

•	housing demand that has been stimulated by homebuyer tax credits.

The expiration or rescission of any of these programs may have an adverse impact on Fifth Third’s operating results by increasing interest rates, increasing the cost of funding, and reducing the demand for loan products, including mortgage loans.

Problems encountered by financial institutions larger or similar to Fifth Third could adversely affect financial markets generally and have indirect adverse effects on Fifth Third.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which Fifth Third interacts on a daily basis, and therefore could adversely affect Fifth Third.

Risks relating to our general business

Deteriorating credit quality, particularly in real estate loans, has adversely impacted Fifth Third and may continue to adversely impact Fifth Third.

Fifth Third has experienced a downturn in credit performance and credit conditions and the performance of its loan portfolio could deteriorate in the future. The downturn caused Fifth Third to increase its allowance for loan and lease losses, driven primarily by higher allocations related to residential mortgage and home equity loans, commercial real estate loans and loans of entities related to or dependent upon the real estate industry. If the performance of Fifth Third’s loan portfolio does not continue to improve and/or stabilize, additional increases in the allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of Fifth Third’s credit portfolio could have a material adverse effect on earnings and results of operations.

Fifth Third must maintain adequate sources of funding and liquidity.

Fifth Third must maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities, as well as meet regulatory expectations. Fifth Third’s ability to maintain sources of funding and liquidity could be impacted by changes in the capital markets in which it operates. Additionally, if Fifth Third sought additional sources of capital, liquidity or funding, those additional sources could dilute current shareholders’ ownership interests.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to deliver strong financial performance and returns on investment to shareholders will depend in part on its ability to expand the scope of available financial services to meet the needs and demands of its customers. In addition to the challenge of competing against other banks in attracting and retaining customers for traditional banking services, Fifth Third’s competitors also include securities dealers, brokers, mortgage bankers, investment advisors, specialty finance and insurance companies who seek to offer one-stop financial services that may include services that banks have not been able or allowed to offer to their customers in the past or may not be currently able or allowed to offer. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers.

If Fifth Third is unable to grow its deposits, it may be subject to paying higher funding costs.

The total amount that Fifth Third pays for funding costs is dependent, in part, on Fifth Third’s ability to grow its deposits. If Fifth Third is unable to sufficiently grow its deposits, it may be subject to paying higher funding costs. This could materially adversely affect Fifth Third’s earnings and results of operations.

Fifth Third’s ability to receive dividends from its subsidiaries accounts for most of its revenue and could affect its liquidity and ability to pay dividends.

Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp typically receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations, as well as regulatory expectations, limit the amount of dividends that Fifth Third’s bank and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on Fifth Third Bancorp’s liquidity and ability to pay dividends on stock or interest and principal on its debt.

The financial services industry is highly competitive and creates competitive pressures that could adversely affect Fifth Third’s revenue and profitability.

The financial services industry in which Fifth Third operates is highly competitive. Fifth Third competes not only with commercial banks, but also with insurance companies, mutual funds, hedge funds, and other companies offering financial services in the U.S., globally and over the internet. Fifth Third competes on the basis of several factors, including capital, access to capital, revenue generation, products, services, transaction execution, innovation, reputation and price. Over time, certain sectors of the financial services industry have become more concentrated, as institutions involved in a broad range of financial services have been acquired by or merged into other firms. Recently, this trend accelerated considerably, as several major U.S. financial institutions consolidated, were forced to merge, received substantial government assistance or were placed into conservatorship by the U.S. Government. These developments could result in Fifth Third’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. Fifth Third may experience pricing pressures as a result of these factors and as some of its competitors seek to increase market share by reducing prices.

Fifth Third and/or the holders of its securities could be adversely affected by unfavorable ratings from rating agencies.

Fifth Third’s ability to access the capital markets is important to its overall funding profile. This access is affected by the ratings assigned by rating agencies to Fifth Third, certain of its subsidiaries and particular classes of securities they issue. The interest rates that Fifth Third pays on its securities are also influenced by, among other things, the credit ratings that it, its subsidiaries and/or its securities receive from recognized rating agencies. A downgrade to Fifth Third’s, or its subsidiaries’, credit rating could affect its ability to access the capital markets, increase its borrowing costs and negatively impact its profitability. A ratings downgrade to Fifth Third, its subsidiaries or their securities could also create obligations or liabilities to Fifth Third under the terms of its outstanding securities that could increase Fifth Third’s costs or otherwise have a negative effect on Fifth Third’s results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by Fifth Third or its subsidiaries could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold. During 2009, Moody’s Investors Service downgraded Fifth Third’s issuer rating to “Baa1” from “A2.” On November 1, 2010, citing their view that the likelihood of government support in the future for larger regional banks had decreased, Moody’s downgraded ten large regional banks, including Fifth Third’s subsidiary bank, Fifth Third Bank. Fifth Third Bank’s credit ratings for short-term obligations, long-term deposit and senior debt were downgraded to P2, A3 and A3, respectively, from P1, A2 and A2, respectively. During 2009, Standard & Poor’s Investors Service downgraded Fifth Third’s issuer rating to “BBB” from “A-” and downgraded the long term debt rating and deposit ratings for Fifth Third’s bank subsidiary to “BBB+” from “A.” During 2010, DBRS Investors Service downgraded Fifth Third’s issuer rating to “AL” from “A” and downgraded the long term debt rating and deposit ratings for Fifth Third’s bank subsidiary to “A” from “AH.”

Fifth Third could suffer if it fails to attract and retain skilled personnel.

As Fifth Third continues to grow, its success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that Fifth Third serves is great and Fifth Third may not be able to hire these candidates and retain them. If Fifth Third is not able to hire or retain these key individuals, Fifth Third may be unable to execute its business strategies and may suffer adverse consequences to its business, operations and financial condition.

Pursuant to the standardized terms of the CPP, among other things, Fifth Third has agreed to institute certain restrictions on the compensation of certain senior management positions, which could have an adverse effect on Fifth Third’s ability to hire or retain the most qualified senior management. It is possible that the Treasury may, as it is permitted to do, impose further requirements on Fifth Third. In June 2010, the federal banking agencies issued joint guidance on executive compensation intended to ensure that a bank organization’s incentive compensation policies don’t encourage excessive risk taking. In addition, the Dodd-Frank Act requires those agencies to adopt guidance or rules to enhance the reporting of incentive compensation and to prohibit certain compensation arrangements. Also in 2010, the FDIC issued a request for comments on whether banks with compensation plans that encourage excessive risk taking should be charged at higher deposit assessment rates than such banks would otherwise be charged. If Fifth Third is unable to attract and retain qualified employees, or do so at rates necessary to maintain its competitive position, or if compensation costs required to attract and retain employees become more expensive, Fifth Third’s performance, including its competitive position, could be materially adversely affected.

Fifth Third’s mortgage banking revenue can be volatile from quarter to quarter.

Fifth Third earns revenue from the fees Fifth Third receives for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans tends to fall, reducing the revenue Fifth Third receives from loan originations. At the same time, revenue from our mortgage servicing rights (“MSRs”) can increase through increases in fair value. When rates fall, mortgage originations tend to increase and the value of our MSRs tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would accrue over time. It is also possible that, because of the recession and deteriorating housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.

Fifth Third typically uses derivatives and other instruments to hedge its mortgage banking interest rate risk. Fifth Third generally does not hedge all of its risks, and the fact that Fifth Third attempts to hedge any of the risks does not mean Fifth Third will be successful. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. Fifth Third may use hedging instruments tied to the Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. Fifth Third could incur significant losses from its hedging activities. There may be periods where Fifth Third elects not to use derivatives and other instruments to hedge mortgage banking interest rate risk.

The preparation of Fifth Third’s financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. Two of Fifth Third’s most critical estimates are the level of the allowance for loan and lease losses and the valuation of mortgage servicing rights. Due to the uncertainty of estimates involved, Fifth Third may have to significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance and could recognize a significant provision for impairment of its mortgage servicing rights. If Fifth Third’s allowance for loan and lease losses is not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected.

Fifth Third regularly reviews its litigation reserves for adequacy considering its litigation risks and probability of incurring losses related to litigation. However, Fifth Third cannot be certain that its current litigation reserves will be adequate over time to cover its losses in litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of Fifth Third’s control. If Fifth Third’s litigation reserves are not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its litigation reserves, which could have a material adverse effect on its capital and results of operations.

Changes in accounting standards could impact Fifth Third’s reported earnings and financial condition.

The accounting standard setters, including FASB, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Fifth Third’s consolidated financial statements. These changes can be hard to predict and can materially impact how Fifth Third records and reports its financial condition and results of operations. In some cases, Fifth Third could be required to apply a new or revised standard retroactively, which would result in the recasting of Fifth Third’s prior period financial statements.

Future acquisitions may dilute current shareholders’ ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of stock to pay for those acquisitions, which would dilute current shareholders’ ownership interests. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Inherent uncertainties exist when integrating the operations of an acquired entity. Fifth Third may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which Fifth Third and its potential acquisition targets operate are highly competitive. Fifth Third may lose customers or the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require Fifth Third to devote substantial time and resources and as a result Fifth Third may not be able to pursue other business opportunities.

After completing an acquisition, Fifth Third may find certain items are not accounted for properly in accordance with financial accounting and reporting standards. Fifth Third may also not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, Fifth Third could experience higher charge offs than originally anticipated related to the acquired loan portfolio.

Fifth Third may sell or consider selling one or more of its businesses. Should it determine to sell such a business, it may not be able to generate gains on sale or related increase in shareholders’ equity commensurate with desirable levels. Moreover, if Fifth Third sold such businesses, the loss of income could have an adverse effect on its earnings and future growth.

Fifth Third owns several non-strategic businesses that are not significantly synergistic with its core financial services businesses. Fifth Third has, from time to time, considered the sale of such businesses. If it were to determine to sell such businesses, Fifth Third would be subject to market forces that may make completion of a sale unsuccessful or may not be able to do so within a desirable time frame. If Fifth Third were to complete the sale of non-core businesses, it would suffer the loss of income from the sold businesses, and such loss of income could have an adverse effect on its future earnings and growth.

Material breaches in security of Fifth Third’s systems may have a significant effect on Fifth Third’s business.

Fifth Third collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Fifth Third and third party service providers. Fifth Third has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Fifth Third also has security to prevent unauthorized access to the system. In addition, Fifth Third requires its third party service providers to maintain similar controls. However, Fifth Third cannot be certain that the measures will be successful. A security breach in the system and loss of confidential information such as credit card numbers and related information could result in losing the customers’ confidence and thus the loss of their business as well as additional significant costs for privacy monitoring activities.

Fifth Third is exposed to operational and reputational risk.

Fifth Third is exposed to many types of operational risk, including reputational risk, legal and compliance risk, environmental risks from its properties, the risk of fraud or theft by employees, customers or outsiders, unauthorized transactions by employees, operating system disruptions or operational errors.

Negative public opinion can result from Fifth Third’s actual or alleged conduct in activities, such as lending practices, data security, corporate governance and acquisitions, and may damage Fifth Third’s reputation. Negative public opinion has been observed in relation to banks participating in the Treasury’s TARP program, in which Fifth Third is a participant. Should Fifth Third not be able to repay its TARP borrowing or make repayment subsequent to its regional peers, Fifth Third may be the focus of increased negative attention. Additionally, actions taken by government regulators and community organizations may also damage Fifth Third’s reputation. This negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Fifth Third’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Fifth Third may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Fifth Third is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Fifth Third). These disruptions may interfere with service to Fifth Third’s customers and result in a financial loss or liability.

The inability of Fifth Third Processing Solutions to succeed as a stand-alone entity could have a negative impact on Fifth Third’s operating results and financial condition.

During the second quarter of 2009, Fifth Third sold an approximately 51% interest in Fifth Third Processing Solutions to Advent International. Prior to the sale, Fifth Third Processing Solutions relied on Fifth Third to support its operating and administrative functions. Fifth Third has entered into agreements to provide Fifth Third Processing Solutions certain services during the deconversion period. Fifth Third’s operating results may suffer if the cost of providing these services exceeds the amount received from Fifth Third Processing Solutions. As part of the sale, Fifth Third Processing Solutions also assumed certain loans owed Fifth Third. Repayment of these loans is contingent on future cash flows and profitability at Fifth Third Processing Solutions.

In connection with the sale, Fifth Third provided Advent with certain put rights that are exercisable in the event of three unlikely circumstances. Based on Fifth Third’s current ownership share in Fifth Third Processing Solutions of approximately 49%, Fifth Third Processing Solutions is accounted for under the equity method and is not consolidated. The exercise of the put rights would result in Fifth Third Processing Solutions becoming a wholly owned subsidiary of Fifth Third. As a result, Fifth Third Processing Solutions would be consolidated and would subject Fifth Third to the risks inherent in integrating a business. Additionally, such a change in the accounting treatment for Fifth Third Processing Solutions may adversely impact Fifth Third’s capital.

Weather related events or other natural disasters may have an effect on the performance of our loan portfolios, especially in our coastal markets, thereby adversely impacting our results of operations.

Fifth Third’s footprint stretches from the upper midwestern to lower southeastern regions of the United States. This area has experienced weather events including hurricanes and other natural disasters. The nature and level of these events and the impact of global climate change upon their frequency and severity cannot be predicted. If large scale events occur, they may significantly impact our loan portfolios by damaging properties pledged as collateral as well as impairing our borrower’s ability to repay their loans.

Risks related to the legal and regulatory environment

As a regulated entity, Fifth Third must maintain certain capital requirements that may limit its operations and potential growth.

Fifth Third is a bank holding company and a financial holding company. As such, Fifth Third is subject to the comprehensive, consolidated supervision and regulation of the Federal Reserve Board, including risk-based and leverage capital requirements. Fifth Third must maintain certain risk-based and leverage capital ratios as required by its banking regulators and which can change depending upon general economic conditions and Fifth Third’s particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect Fifth Third’s ability to expand or maintain present business levels.

Fifth Third’s subsidiary bank must remain well-capitalized, well-managed and maintain at least a “Satisfactory” CRA rating for Fifth Third to retain its status as a financial holding company. Failure to meet these requirements could result in the Federal Reserve Board placing limitations or conditions on Fifth Third’s activities (and the commencement of new activities) and could ultimately result in the loss of financial holding company status. In addition, failure by Fifth Third’s bank subsidiary to meet applicable capital guidelines could subject the bank to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

Fifth Third’s business, financial condition and results of operations could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to Fifth Third’s participation in the Treasury’s CPP and Capital Assistance Program, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject Fifth Third and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on Fifth Third’s business, financial condition, results of operations or the price of its common stock.

Compliance with such regulation and scrutiny may significantly increase Fifth Third’s costs, impede the efficiency of its internal business processes, require it to increase its regulatory capital and limit its ability to pursue business opportunities in an efficient manner. Fifth Third also may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact Fifth Third’s results of operations.

New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Fifth Third cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on Fifth Third. Additional regulation could affect Fifth Third in a substantial way and could have an adverse effect on its business, financial condition and results of operations.

Fifth Third is subject to various regulatory requirements that may limit its operations and potential growth.

Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions and their holding companies, the Federal Reserve Board and the Ohio Division of Financial Institutions have the authority to compel or restrict certain actions by Fifth Third and its subsidiary bank. Fifth Third and its subsidiary bank are subject to such supervisory authority and, more generally, must, in certain instances, obtain prior regulatory approval before engaging in certain activities or corporate decisions. There can be no assurance that such approvals, if required, would be forthcoming or that such approvals would be granted in a timely manner. Failure to receive any such approval, if required, could limit or impair Fifth Third’s operations, restrict its growth and/or affect its dividend policy. Such actions and activities subject to prior approval include, but are not limited to, increasing dividends paid by Fifth Third or its subsidiary bank, purchasing or redeeming any shares of its stock, entering into a merger or acquisition transaction, acquiring or establishing new branches, and entering into new businesses.

In addition, Fifth Third, as well as other financial institutions more generally, have recently been subjected to increased scrutiny from regulatory authorities stemming from broader systemic regulatory concerns, including with respect to stress testing, capital levels, asset quality, provisioning and other prudential matters, arising as a result of the recent financial crisis and efforts to ensure that financial institutions take steps to improve their risk management and prevent future crises.

In some cases, regulatory agencies may take supervisory actions that are considered to be confidential supervisory information which may not be publicly disclosed. As part of Fifth Third’s regular examination process, Fifth Third’s and its subsidiary bank’s respective regulators may advise Fifth Third and its subsidiary bank to operate under various restrictions as a prudential matter. Such supervisory actions or restrictions, if and in whatever manner imposed, could have a material adverse effect on Fifth Third’s business and results of operations.

Fifth Third and/or its affiliates are or may become involved from time to time in information-gathering requests, investigations and proceedings by government and self-regulatory agencies which may lead to adverse consequences.

Fifth Third and/or its affiliates are or may become involved from time to time in information-gathering requests, reviews, investigations and proceedings (both formal and informal) by government and self-regulatory agencies, including the SEC, regarding their respective businesses. Such matters may result in material adverse consequences, including without limitation, adverse judgments, settlements, fines, penalties, injunctions or other actions, amendments and/or restatements of Fifth Third’s SEC filings and/or financial statements, as applicable, and/or determinations of material weaknesses in our disclosure controls and procedures. The SEC has made several requests for information which Fifth Third understands relate to accounting and reporting matters involving certain of its commercial loans. The staff of the SEC has indicated that it is commencing the process of seeking a formal investigation, which could lead to an enforcement proceeding by the SEC which, in turn, may result in one or more such material adverse consequences.

Deposit insurance premiums levied against Fifth Third may increase if the number of bank failures do not subside or the cost of resolving failed banks increases.

The FDIC maintains a Deposit Insurance Fund (“DIF”) to resolve the cost of bank failures. The DIF is funded by fees assessed on insured depository institutions including Fifth Third. The magnitude and cost of resolving an increased number of bank failures have reduced the DIF. In 2009, the FDIC collected a special assessment to replenish the DIF. In addition, a prepayment of an estimated amount of future deposit insurance premiums was made on December 30, 2009. Future deposit premiums paid by Fifth Third depend on the level of the DIF and the magnitude and cost of future bank failures.

Legislative or regulatory compliance, changes or actions or significant litigation, could adversely impact Fifth Third or the businesses in which Fifth Third is engaged.

Fifth Third is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations and limit the businesses in which Fifth Third may engage. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Fifth Third or its ability to increase the value of its business. Additionally, actions by regulatory agencies or significant litigation against Fifth Third could cause it to devote significant time and resources to defending itself and may lead to penalties that materially affect Fifth Third and its shareholders. Future changes in the laws, including tax laws, or, as a participant in the CPP under the Emergency Economic Stabilization Act of 2008, the rules and regulations promulgated thereunder or the American Recovery and Reinvestment Act of 2009, or regulations or their interpretations or enforcement may also be materially adverse to Fifth Third and its shareholders or may require Fifth Third to expend significant time and resources to comply with such requirements.

On July 21, 2010 the President of the United States signed into law the Dodd-Frank Act. The Dodd-Frank Act will have material implications for Fifth Third and the entire financial services industry. Among other things it will or potentially could:

•	result in Fifth Third being subject to enhanced oversight and scrutiny as a result of being a bank holding company with $50 billion or more in consolidated assets;

•

result in the appointment of the FDIC as receiver of Fifth Third in an orderly liquidation proceeding, if the Secretary of the Treasury, upon recommendation of two-thirds of the Federal Reserve Board and the FDIC and in consultation with the President of the United States, finds Fifth Third to be in default or danger of default;

•

affect the levels of capital and liquidity with which Fifth Third must operate and how it plans capital and liquidity levels (including a phased-in elimination of Fifth Third’s existing trust preferred securities as Tier 1 capital);

•	subject Fifth Third to new and/or higher fees paid to various regulatory entities, including but not limited to deposit insurance fees to the FDIC;

•	impact Fifth Third’s ability to invest in certain types of entities or engage in certain activities;

•	impact a number of Fifth Third’s business and risk management strategies;

•	restrict the revenue that Fifth Third generates from certain businesses including interchange fee revenue generated by Fifth Third’s credit card business;

•	subject Fifth Third to a new Consumer Financial Protection Bureau, which will have very broad rule-making and enforcement authorities; and

•	subject Fifth Third to oversight and regulation by a new and different litigation and regulatory regime.

As the Dodd-Frank Act requires that many studies be conducted and that hundreds of regulations be written in order to fully implement it, the full impact of this legislation on Fifth Third, its business strategies, and financial performance cannot be known at this time, and may not be known for a number of years. However, these impacts are expected to be substantial and some of them are likely to adversely affect Fifth Third and its financial performance. The extent to which Fifth Third can adjust its strategies to offset such adverse impacts also is not knowable at this time.

Fifth Third and other financial institutions have been the subject of increased litigation which could result in legal liability and damage to its reputation.

Fifth Third and certain of its directors and officers have been named from time to time as defendants in various class actions and other litigation relating to Fifth Third’s business and activities. Past, present and future litigation have included or could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Fifth Third is also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding its business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other large financial institutions and companies, Fifth Third is also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Substantial legal liability or significant regulatory action against Fifth Third could materially adversely affect its business, financial condition or results of operations and/or cause significant reputational harm to its business.

Use of proceeds

We expect to receive net proceeds from the offering of shares of our common stock of approximately $ (assuming no exercise of the underwriters’ over-allotment option), after estimated expenses and commissions. We intend to notify the Treasury of our intent to repurchase all of the 136,320 shares of our Series F Preferred Stock issued to the Treasury under the CPP. If permitted to do so, we expect to fund such repurchase with the proceeds of this offering, the proceeds from our proposed Senior Notes Offering described above, and cash on hand. The Series F Preferred Stock would be repurchased at its $25,000 per share liquidation preference, plus accrued and unpaid dividends.

If we do not repurchase the Series F Preferred Stock, then we may use the net proceeds of this offering and the proposed Senior Notes Offering for general corporate purposes. See “Summary—Proposed senior notes offering.”

If we complete the repurchase of the Series F Preferred Stock, we may seek to repurchase the warrants that we issued to the Treasury as a result of our participation in the CPP at a price to be negotiated with the Treasury. However, we may not decide or be able to do so.

If the underwriters’ over-allotment option is exercised in full, we expect to receive net proceeds from the sale of additional shares of our common stock to the underwriters of approximately $            , after estimated expenses and commissions. However, we may elect, in our sole discretion, that all or any portion of such additional shares be sold by the forward seller to the underwriters, in which case we will enter into a forward sale agreement with the forward purchaser in respect of such additional shares, and we will not initially receive any proceeds from the sale of such additional shares by the forward seller, except in certain circumstances described in this prospectus supplement. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of our common stock upon settlement of any such forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. At an initial forward sale price of $             per share, we would expect to receive net proceeds of approximately $             upon full physical settlement of such forward sale agreements if the underwriters exercise their over-allotment option in full and we elect for the forward seller to sell all additional shares to the underwriters, subject to the price adjustment and other provisions of such forward sale agreements. Unless the federal funds rate increases substantially prior to the settlement of any such forward sale agreement, we would expect to receive less than the initial forward sale price per share upon physical settlement of any such forward sale agreement.

We currently expect to net share settle any such forward sale agreement. In that case, we would expect that the number of additional new shares issued by us, if any, would not be significant. See “Underwriting—Forward sale agreements” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon sale of any additional shares by us to the underwriters or upon settlement of any forward sale agreement, as the case may be, in the same manner described above.

Regulatory considerations

The Federal Reserve Board regulates, supervises and examines Fifth Third Bancorp as a financial holding company and a bank holding company under the Bank Holding Company Act. Fifth Third Bancorp’s bank subsidiary is also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third Bancorp, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and any subsequent reports it files with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third Bancorp’s earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. The corrective actions taken at the direction of our regulators may include, but are not limited to, requiring Fifth Third Bancorp or our bank subsidiary to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; and taking possession of and liquidating our bank subsidiary.

Fifth Third Bancorp’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Fifth Third Bancorp’s business activities. A change in applicable statutes, regulations or regulatory policy or significant regulatory actions or litigation may have a material effect on Fifth Third Bancorp’s business.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The new requirements imposed by the Dodd-Frank Act include, among others: (i) heightened regulation and supervision of bank holding companies and their subsidiaries, including increased capital requirements, mandatory internal stress tests, increases in assessment fees and deposit insurance coverage, and enhanced limitations on transactions with affiliates; (ii) the “Volcker Rule,” which, among other things, and subject to certain exceptions and a transition period, restricts any banking entity from engaging in proprietary trading or sponsoring or investing in a hedge fund or private equity fund; (iii) corporate governance and executive compensation requirements; (iv) strengthened financial consumer regulation, including the establishment of the Bureau of Consumer Financial Protection, new debit card interchange fee requirements and mortgage reforms; (v) a new derivatives regulatory regime, which, among other things, will impose mandatory clearing, exchange-trading and margin requirements on many derivatives transactions; (vi) a new systemic regulation regime through the establishment of the Financial Services Oversight Council and the Office of Financial Research, which could result in heightened prudential standards on activities deemed systemically risky and additional reporting requirements; and (vii) a new orderly liquidation authority regime under which the Secretary of the Treasury is authorized, upon recommendation of two-thirds of the Federal Reserve Board and the FDIC and in consultation with the President of the United States, to appoint the FDIC as receiver of a financial company. Certain provisions are effective immediately; however, many provisions of the Dodd-Frank Act are effective at a future date or are subject to further rulemaking (at least 200 implementation rulemakings) and/or studies (at least 60 further studies or reports). As such, we cannot fully assess the impact of the Dodd-Frank Act until final rules are implemented, which will generally occur in stages over the next six to 24 months.

Regulations applicable to Fifth Third Bancorp and its bank subsidiary may also change as a result of implementation in the United States of international agreements on bank capital requirements. The current risk-based capital guidelines that apply to Fifth Third Bancorp and its bank subsidiary are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board. In 2008, the Federal Reserve Board began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. Basel III increases the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. The Basel III capital and liquidity standards will be phased in over a multi-year period. The Basel III final rules were released on December 16, 2010 and will be subject to individual adoption by member nations, including the United States. The Federal Reserve Board will likely implement changes to the capital adequacy standards applicable to Fifth Third and its bank subsidiary in light of Basel III.

Depository institutions, like Fifth Third Bancorp’s bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third Bancorp’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

Price range of shares of our common stock

Shares of our common stock trade on the NASDAQ Global Select Market under the symbol “FITB”. As of December 31, 2010, there were 796,272,522 shares of our common stock issued and outstanding. As of December 31, 2010, there were approximately 57,161 shareholders of record of our common stock. The following table provides the high and low closing sales price per shares of common stock during the periods indicated, as reported on the NASDAQ Global Select Market, and dividends paid per shares of common stock during such periods.

	Low Sale Price	High Sale Price	Common Stock Dividends

2011:
First Quarter (through January 18, 2011)	$14.17	$15.05	$—

2010:
Fourth Quarter	11.71	15.11	0.01
Third Quarter	10.64	13.81	0.01
Second Quarter	12.00	15.95	0.01
First Quarter	9.81	14.05	0.01

2009:
Fourth Quarter	8.76	10.92	0.01
Third Quarter	6.33	11.20	0.01
Second Quarter	2.50	9.15	0.01
First Quarter	1.01	8.65	0.01

On January 18, 2011 the closing sale price for shares of our common stock, as reported by the NASDAQ Global Select Market, was $14.86 per share.

Fifth Third urges you to obtain current market price information for shares of our common stock before deciding whether to participate in the offer.

Dividend policy

Holders of shares of our common stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends. In the second quarter of 2008, we reduced our dividend to $0.15 and, in the fourth quarter of 2008, we reduced our dividend to $0.01. Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Compliance with the standards set forth in Federal Reserve Board’s guidelines could limit the amount of dividends that we and our affiliates may pay in the future. The amount of future dividends will depend on earnings, financial condition, capital requirements the need to maintain adequate capital levels, alternative investment opportunities in compliance with the CPP, the need to comply with safe and sound banking practices as well as meet regulatory expectations, and other factors, and will be determined by our Board of Directors on a quarterly basis.

Prior to December 31, 2011, unless we have redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for us to (1) declare or pay any dividend or make any distribution on shares of our common stock (other than regular quarterly cash dividends not in excess of $0.15 per share of common stock) or (2) redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In addition, our ability to declare or pay dividends or repurchase our shares of common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock. See “Risk factors.” Although we intend to use net proceeds from this offering and the proposed Senior Notes Offering, together with other funds, to redeem the Series F Preferred Stock, the consummation of this offering is not conditioned upon such repurchases.

Capitalization

The following table sets forth our consolidated capitalization as of September 30, 2010:

•	On an actual basis;

•

As adjusted to give effect to the sale of 114,401,077 shares of our common stock at a price of $14.86 per share (closing share price as of January 18, 2011), for net proceeds of approximately $1,648,830,000, after deducting underwriting commissions and related expenses; and assuming that the underwriters’ over-allotment option is exercised in full and we sell the additional shares of our common stock to the underwriters and do not elect for the forward seller to sell any such additional shares to the underwriters; and

•

As further adjusted to give effect to (i) the sale of 114,401,077 shares of our common stock at a price of $14.86 per share (closing share price as of January 18, 2011), for net proceeds of approximately $1,648,830,000, after deducting underwriting commissions and related expenses; (ii) an assumed sale of approximately $500,000,000 in aggregate principal amount of senior notes pursuant to the proposed Senior Notes Offering, for net proceeds of approximately $497,650,000 after deducting underwriting commissions and related expenses (subject to market and other conditions); (iii) the redemption of our Series F Preferred Stock (which is subject to regulatory approval); and (iv) a charge to income available to holders of our common stock of $164 million (as of September 30, 2010) resulting from the redemption of the Series F Preferred Stock, representing the accretion of the discount on the Series F Preferred Stock upon liquidation.

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
(Unaudited, $ in millions, except share data)	Actual	As adjusted (a)	As further adjusted (b)

Cash and due from banks	2,215	3,864	954

Long-term debt	10,953	10,953	11,453

Shareholders’ Equity:
Common stock(c)	1,779	2,033	2,033
Preferred stock(d)	3,642	3,642	398
Capital surplus	1,707	3,102	3,102
Retained earnings	6,456	6,456	6,292
Accumulated other comprehensive income	432	432	432
Treasury stock	(132)	(132)	(132)

Total Bancorp’s Shareholders’ Equity	13,884	15,533	12,125

Total Long-term Debt and Shareholders’ Equity	24,837	26,486	23,578

(a)	Assumes the sale of 114,401,077 shares of common stock at $14.86 per share (closing share price as of January 18, 2011) with 3.01% costs for net proceeds of $1,648,830,000.

(b)	Assumes (i) the sale of 114,401,077 shares of common stock at $14.86 per share (closing share price as of January 18, 2011) with 3.01% costs for net proceeds of $1,648,830,000; (ii) the sale of $500,000,000 aggregate principal amount of senior notes with 0.47% costs for net proceeds of $497,650,000; (iii) the redemption of the Series F Preferred Stock (which is subject to regulatory approval); and (iv) a charge to income available to holders of our common stock of $164 million (as of September 30, 2010) resulting from the redemption of the Series F Preferred Stock, representing the accretion of the discount on the Series F Preferred Stock upon liquidation.
(c)	Stated value $2.22 per share; authorized 2,000,000,000; outstanding at September 30, 2010 – 796,283,198 (excludes 5,220,989 treasury shares).
(d)	317,680 shares of undesignated no par value preferred stock are authorized of which none had been issued; 5.0% cumulative Series F perpetual preferred stock with a $25,000 liquidation preference: 136,320 issued and outstanding at September 30, 2010; 8.5% non-cumulative Series G convertible (into 2,159.8272 common shares) perpetual preferred stock with a $25,000 liquidation preference: 46,000 authorized, 16,451 issued and outstanding at September 30, 2010.

Description of Fifth Third capital stock

The following is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our Second Amended Articles of Incorporation, as amended and as may be amended from time to time (the “Articles of Incorporation”) and Code of Regulations, as amended (the “Code of Regulations”). See “Where you can find more information” for information on how to obtain a copy of our Articles of Incorporation and Code of Regulations.

Fifth Third is authorized to issue a total of 2,000,500,000 shares of all classes of stock. Of the total number of authorized shares of stock, 2,000,000,000 shares are shares of common stock, no par value, and 500,000 shares are shares of preferred stock, no par value. By the authority granted under the General Corporation Law of the State of Ohio, Fifth Third’s Board of Directors has the power to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our Board of Directors. Reference to this power by our Board of Directors includes any authorized committee thereof.

Shares of preferred stock

Shares of preferred stock may be issued from time to time in one or more series. Fifth Third’s Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of Fifth Third’s Articles of Incorporation, to fix by resolution: the division of such shares of preferred stock into series and the designation and authorized number of shares of each series, the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of Fifth Third’s Board of Directors under the General Corporation Law of the State of Ohio.

Series G Preferred Stock

In June 2008, we issued approximately 11.075 million depositary shares, each representing a 1/250th interest in a share of Series G Preferred Stock. The Series G Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares and the right to vote as a class with the Series F Preferred Stock for the election and removal of two directors in the event Fifth Third fails to pay dividends on the Series F Preferred Stock for six quarterly periods; (2) pays a noncumulative dividend at the rate of 8.50% per annum at the discretion of our Board of Directors; and (3) is not redeemable at any time. The Series G Preferred Stock ranks senior to shares of our common stock and is on parity with the Series F Preferred Stock discussed below in the event of liquidation or dissolution of Fifth Third. Each share of Series G Preferred Stock is convertible at any time into 2,159.8272 shares of our common stock (equivalent to an initial conversion price of approximately $11.575 per share of common stock), plus cash in lieu of fractional shares. The conversion rate may change upon the occurrence of a consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 30, 2013, if the closing price of Fifth Third shares of common stock exceeds 130% of the conversion price for 20 trading days during any consecutive

30 trading day period, we may automatically convert some or all of the outstanding Series G Preferred Stock into shares of our common stock at the then prevailing conversion rate.

In December, our Board of Directors declared a cash dividend of $531.25 per share of Series G Preferred Stock or $2.125 for each depositary share. The dividend was paid December 31, 2010 to holders of record on December 24, 2010.

As of December 31, 2010, 16,451 shares of the Series G Preferred Stock were issued and outstanding.

Series F Preferred Stock

On December 31, 2008, we raised $3.4 billion of capital as a participant in the Treasury’s CPP. In conjunction with this program, we issued to the Treasury: (1) 136,320 shares of Series F Preferred Stock and (2) warrants to purchase 43,617,747 shares of our common stock at an exercise price of $11.72. The Series F Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares and the right to vote as a class with the Series G Preferred Stock for the election and removal of two directors in the event Fifth Third fails to pay dividends on the Series F Preferred Stock for six quarterly periods; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series F Preferred Stock ranks senior to shares of our common stock and is on parity with the Series G Preferred Stock in the event of liquidation or dissolution of Fifth Third.

The terms of the transaction with the Treasury include limitations on our ability to pay dividends and repurchase shares of our common stock. Prior to December 31, 2011, unless we have redeemed the Series F Preferred Stock issued to the Treasury or the Treasury has transferred the Series F Preferred Stock to a third party, we will not be able to increase our dividends above the level paid in the third quarter of 2008 ($0.15 per share), nor will we be permitted to repurchase any shares of our common stock or preferred stock without the approval of the Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).

Pursuant to an interim final rule issued by the Federal Reserve Board on October 16, 2008 and made final on May 22, 2009, bank holding companies that issue new shares of preferred stock to the Treasury under the CPP are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Board’s risk-based and leverage capital rules and guidelines for bank holding companies.

During each of the quarters of 2010, we made a $42.6 million dividend payment to the Treasury.

We intend to repurchase all of the 136,320 shares of our Series F Preferred Stock and, if permitted to do so, we expect to fund such repurchase with the proceeds of this offering, the proposed Senior Notes Offering, and cash on hand. The Series F Preferred Stock would be repurchased at its $25,000 per share liquidation preference, plus accrued and unpaid interest.

Shares of common stock

We may issue shares of common stock in such amounts and proportion and for such consideration as may be fixed by our Board of Directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 2,000,000,000 shares of common stock. As of December 31, 2010, we had issued 796,272,522 shares of our common stock (excluding 5,231,665 shares of common stock held in treasury).

Shares of our common stock are traded on the NASDAQ Global Select Market System under the symbol “FITB”. The transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC.

General

Holders of shares of our common stock are not entitled to preemptive or preferential rights. Shares of our common stock have no redemption or sinking fund provisions applicable thereto. Shares of our common stock do not have any conversion rights. The rights of holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series G Preferred Stock and Series F Preferred Stock and any shares of preferred stock that we may issue in the future.

We may issue authorized but unissued shares of common stock in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and under our Shareholder Direct Plan.

Our outstanding shares of common stock are fully paid and non-assessable and shares of our common stock that we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our Board of Directors out of funds legally available for their payment, the holders of shares of our common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on shares of our common stock is subject to the prior payment of dividends on shares of our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of shares of our common stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of shares of our outstanding preferred stock.

Voting rights

Subject to the rights, if any, of the holders of shares of any series of preferred stock, holders of shares of our common stock have exclusive voting rights and are entitled to one vote for each shares of common stock on all matters voted upon by the shareholders. Upon demand, holders of shares of our common stock have the right to cumulate their voting power in the election of directors under certain conditions.

Material U.S. federal tax consequences to

non-U.S. holders of shares of common stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of shares of common stock by a non-U.S. holder (as defined below) that holds the shares of common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to particular non-U.S. holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, brokers or dealers in securities or currencies, expatriates, foreign governments or agencies, controlled foreign corporations, passive foreign investment companies, non-U.S. holders deemed to sell shares of common stock under the constructive sale provisions of the Code, and non-U.S. holders that hold shares of common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local, or foreign tax laws.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of common stock. You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of shares of common stock.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of shares of our common stock (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns shares of our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

If you are a non-U.S. holder of shares of our common stock, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate for dividends paid to you, you will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that you are not a United States person as defined under the Code and you are eligible for treaty benefits or (b) if you hold shares of our common stock through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply if you are a pass-through entity rather than a corporation or an individual.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. Such “effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of shares of common stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of shares of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that you maintain in the United States);

•	you are an individual present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the shares of common stock, and you are ineligible for any treaty exemption.

“Effectively connected” gains described in the first bullet point are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital losses.

We believe we are not currently, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding

Except as described below, if you are a non-U.S. holder, you generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of shares of common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations or you otherwise establish an exemption.

However, we must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of shares of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Recent legislation

As a result of the passage of the Hiring Incentives to Restore Employment Act by the United States Congress on March 18, 2010, we and other withholding agents will have to withhold a 30% tax on dividends or the gross proceeds of dispositions of common stock, paid after December 31, 2012, if the dividends or gross proceeds are paid to non-U.S. holders who are either foreign financial institutions (as specifically defined for this purpose), unless they comply with specific IRS reporting requirements about their U.S. customers or interest holders, or foreign non-financial entities, unless they meet certain other specified reporting requirements about their U.S. owners or are otherwise exempt entities.

Federal estate tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Certain ERISA considerations

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the shares of common stock should consider whether an investment in shares of our common stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, which we refer to collectively as “Plans” and individually as a “Plan,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of shares of our common stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless shares of our common stock are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, shares of our common stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of shares of common stock is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

Each purchaser or holder of shares of our common stock or any interest therein, and each person making the decision to purchase or hold shares of our common stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in shares of our common stock to the date on which the purchaser disposes of its interest in shares of our common stock, that such purchaser and holder, by its purchase or holding of shares of our common stock or any interest therein that (a) its purchase and holding of shares of our common stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of shares of our common stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of shares of our common stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither Fifth Third nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of shares of our common stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of shares of our common stock. Each purchaser and holder of shares of our common stock or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of shares of our common stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing shares of our common stock on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares

J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed/quoted on the Nasdaq Global Select Market under the symbol “FITB”.

Over-allotment option

We have granted the underwriters an option to purchase from us directly up to an additional              shares of common stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

If such option is exercised, we may elect, in our sole discretion, that all or any portion of such additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of such number of shares) as described under “—Forward sale agreements” below.

In such event, if, in the forward seller’s sole reasonable judgment, (i) the forward seller is unable to borrow and deliver for sale any shares of our common stock or (ii) it is unable to borrow, at a stock loan rate not greater than 100 basis points per annum, and deliver for sale on the anticipated closing date, any shares of our common stock (unless we agree to pay the cost of such stock loan in excess of the stock loan rate of 100 basis points per annum), then any forward sale agreement will be terminated in its entirety. In addition, if, in the forward seller’s sole reasonable judgment, (i) it is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised or (ii) it is unable to borrow, at a stock loan rate not greater than 100 basis points per annum, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised (unless we agree to pay the cost of such stock loan in excess of the stock loan rate of 100 basis points per annum), then in each case, the number of shares of our common stock to which such forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares to which any forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward seller. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

Forward sale agreements

If the underwriters’ over-allotment option is exercised and we elect, in our sole discretion, that all or any portion of any additional shares of our common stock be sold by the forward seller to the underwriters, then we will enter into a forward sale agreement with the forward purchaser in respect of such additional shares. We will receive an amount equal to the net proceeds from the sale of the additional shares of our common stock borrowed and sold by the forward seller to the underwriters, subject to certain adjustments pursuant to the relevant forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle such forward sale agreement. Although we expect to elect to net share settle any such forward sale agreement entirely on a date or dates specified by us within approximately one month of the date of this prospectus supplement, we may elect to cash settle or fully physically settle all or a portion of our obligations under any such forward sale agreement, and we may elect to effect any settlement of such forward sale agreement at any time within approximately 12 months from the date of this prospectus supplement if we conclude it is in our best interest to do so.

Any such forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle any such forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $             per share, which is the public offering price of our shares of common stock less the underwriting discount shown on the cover page of this prospectus supplement. Any such forward sale agreement will provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before any issuance of our common stock upon settlement of any such forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to settlement of any such forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle any such forward sale agreement, delivery of our shares on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Under any such forward sale agreement, the forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•

either (i) in its sole reasonable judgment, it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of our common stock being made available for borrowing by lenders or (ii) it would incur a stock loan rate in excess of 100 basis points per annum (unless we agree to pay the cost of such stock loan in excess of the stock loan rate of 100 basis points per annum) to borrow shares to hedge its exposure under the forward sale agreement;

•

we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of the specified amount, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;

•

an event is announced that, if consummated, would result in an extraordinary event (as defined in such forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in such forward sale agreement); or

•

certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into such forward sale agreement, our bankruptcy or a change in law (each as more fully described in such forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of such forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, any such forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to any such forward sale agreement.

Any such forward sale agreement will be physically settled, unless we elect cash or net share settlement under such forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Subject to the provisions of any such forward sale agreement, delivery of our shares upon physical or net share settlement of any such forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock underlying any such forward sale agreement, we would expect the forward purchaser or one of its affiliates to repurchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy the obligation to return the shares of our common stock borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such repurchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under any such forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such repurchase is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under any such forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

In addition, the purchase of our common stock by the forward purchaser or its affiliate, to unwind their hedge positions in respect of any such forward sale agreement, could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon cash settlement or net share settlement, as the case may be, of any such forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of any such forward sale agreement.

Underwriting discounts and commissions

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment excercise	With full over-allotment excercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No sales of similar securities

We have agreed, subject to certain exceptions with respect to, inter alia, the forward sale agreements described under “—Forward sale agreements” above and options or other share-based awards pursuant to our employee benefit and related plans currently in effect, that we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares, in each case without the prior written consent of J.P. Morgan Securities LLC, the forward purchaser and the forward seller for a period of 90 days after the date of this prospectus supplement.

In addition, certain of our directors and executive officers have also agreed, subject to certain exceptions with respect to, inter alia, certain gifts, transfers to entities 100% owned by the officer or director or family members, estate planning transactions, transfers by operation of law, to satisfy tax obligations with respect to certain stock awards and to pay the exercise price for options to purchase common shares, in each case by transfer to us, transfers pursuant to Rule 10b-5 plans in effect as of the date of this prospectus supplement, that such directors and executive officers will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, hedge or otherwise dispose of, directly or indirectly, any of our common shares, or any options or warrants to purchase any of our common shares without the prior consent of J.P. Morgan Securities LLC, the forward purchaser and the forward seller for a period of 90 days after the date of this prospectus supplement.

Price stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Sales outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger[s] for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Conflicts of interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

If the underwriters’ over-allotment option is exercised and we elect that any additional shares of our common stock be sold by the forward seller to the underwriters, then, except in certain circumstances described in this prospectus supplement, all of the proceeds from the sale of such shares (excluding proceeds to us with respect to any such additional shares that we may sell to the underwriters in lieu of the forward seller selling such shares to the underwriters) will be paid to the forward purchaser. As a result, it is possible that an affiliate of J.P. Morgan Securities LLC may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. However, pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Validity of securities

The validity of the shares of common stock will be passed upon for us by James R. Hubbard, Esq., Senior Vice President and Chief Legal Officer, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed on by Davis Polk & Wardwell LLP. Mr. Hubbard and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Hubbard and Graydon Head & Ritchey LLP. Mr. Hubbard owns shares of Fifth Third’s common stock and holds options and other convertible securities to purchase additional shares of Fifth Third’s common stock.

Experts

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fifth Third Bancorp

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Guarantees

Stock Purchase Contracts

Units

Fifth Third Capital Trust VIII

Fifth Third Capital Trust IX

Fifth Third Capital Trust X

Fifth Third Capital Trust XI

Fifth Third Capital Trust XII

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FITB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2010

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” is Fifth Third Capital Trust VIII, Fifth Third Capital Trust IX, Fifth Third Capital Trust X, Fifth Third Capital Trust XI and Fifth Third Capital Trust XII, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, stock purchase contracts, units, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Current Reports on Form 8-K filed on January 19, 2010 and February 12, 2010; and

•	Proxy Statement on Schedule 14A dated March 10, 2010.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, Secretary and Chief Administrative Officer

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(800) 972-3030

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of the securities. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

We and/or the applicable Trust may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we and/or the applicable Trust may resell a security acquired from other holders, after the original offering and a sale of the security. Resales may occur in the open market or may be privately negotiated, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us and/or the applicable Trust. These remarketing firms will offer or sell the securities pursuant to the terms of its agreement, if any, with us and/or the applicable Trust and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us and/or the applicable Trust under agreements that may be entered into with us or the trusts against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by H. Samuel Lind, Vice President and Counsel of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Mr. Lind and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters as to Ohio law upon the opinions of Mr. Lind and Graydon Head & Ritchey LLP. Mr. Lind owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,700,000,000

Common shares

Prospectus Supplement

J.P. Morgan

Sole Structuring Coordinator and Joint Book Runner

Deutsche Bank Securities	Credit Suisse	Goldman, Sachs & Co.

Joint Book Runners

The date of this prospectus supplement is January     , 2011

We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.